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EXHIBIT 99.1

Royal Gold Provides Update on its Q2 2023 Stream Segment Sales and Details for Release of Q2 Results

DENVER, COLORADO. July 11, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 53,700 gold equivalent ounces (GEOs)1 comprised of approximately 40,500 ounces of gold, 800,900 ounces of silver and 800 tonnes of copper related to its streaming agreements during the three-month period ended June 30, 2023 (the “second quarter”). The Company had approximately 17,100 ounces of gold, 331,300 ounces of silver, and 400 tonnes of copper in inventory at June 30, 2023.

RGLD Gold AG’s average realized gold, silver and copper prices for the second quarter were $1,983 per ounce, $24.01 per ounce and $8,720 per tonne ($3.96 per pound), respectively.  Cost of sales was approximately $436 per GEO for the second quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Details for Q2 Results Release

Royal Gold’s results for the second quarter will be released after the market closes on Wednesday, August 2, 2023, followed by a conference call on Thursday, August 3, 2023, at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

Second Quarter 2023 Call Information:
Dial-In	833-470-1428 (U.S.); toll free
Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)
Access Code:	477626
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of June 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 40 producing mines and 20 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Vice President Investor Relations and Business Development
(720) 554-6995

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended June 30, 2023 of $1,976 per ounce.